Exhibit 10.08

January 29, 2008

M. Cornelia Outten

Dear Cornelia:

American CareSource is pleased to offer you the position of Vice President Network Development. In this position you will be reporting to me.  The salary offered for this position is $185,000 annually.  Also included in this offer is:

•	50% bonus potential based on Company goals and personal goals set by you and me shortly after your start date
•	Four weeks of vacation accrued per year
•	Relocation package of $35,000 for temporary housing and move expenses
•	Company paid travel of up to 6 flights to and from DFW to San Diego, CA during relocation

Your start date for work with American CareSource will be on or before February 11, 2008, at our Dallas office (5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, TX 75040).  This offer is contingent on you successfully passing a background check and is not to be considered a contract guaranteeing employment for any specific duration.  As an at-will employee, both you and the company have the right to terminate your employment at any time.

As part of your compensation, you will be offered the opportunity to participate in the Company’s Stock Option Plan subject to plan guidelines and Board of Director’s approval.  We have targeted your participation of 135,000 options with a strike price at the closing price of the next Board of Directors Meeting.  This grant will vest over four years, with annual vesting on your anniversary date.

On your first day of employment, American CareSource will provide additional information about the objectives, policies, benefit programs, general employment conditions and completion of employment and benefit forms.  You will be eligible to enroll in medical, dental, vision, and other benefits on the first of the month following 90 days of employment with American CareSource Holdings, Inc.

To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development.  If you have any questions, please do not hesitate to contact me at 972.308.6842.  I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

/s/David Boone

David Boone
CEO

Please indicate your acceptance by your signature, and return this offer letter to me.  Thank you.

/s/ Cornelia Outten	January 31, 2008
Signature	Date